Broadcom Inc.
(the “Company”)

Policy on Acceleration of
Equity Awards in the Event of Death

March 13, 2019

This policy (the “Policy”) applies in the event of the death of an employee, director or other service provider of the Company or its subsidiaries (collectively, “Broadcom”).

The Board of Directors of the Company (the “Board”) believes that it is important to provide each employee, director or other service provider of Broadcom (each, an “Eligible Person”) with certain benefits relating to their outstanding equity and equity-linked awards, as set forth below, upon his or her termination of service to Broadcom due to death to enhance the Eligible Person’s financial security thereby providing incentive and encouragement to remain with Broadcom notwithstanding the possibility of such an event.

In the event an Eligible Person experiences a Covered Termination, then each outstanding and unvested Eligible Award held by such Eligible Person shall automatically become vested and, if applicable, any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one-hundred percent (100%) of that number of unvested shares of Company common stock underlying such Eligible Award as of the Termination Date.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Termination” means the termination of an Eligible Person’s employment or other service due to such Eligible Person’s death, provided, that none of the following exists at the time of such death: (i) such death is the result of such Eligible Person’s suicide, (ii) such Eligible Person’s death occurred during the commission of a crime and (iii) the individual responsible for the death of such Eligible Person is reasonably expected to benefit from the acceleration of the vesting of the Eligible Award, in each case, as determined by the Policy Committee.

“Eligible Award” means each Company equity and equity-linked award held by an Eligible Person that as of the Termination Date, pursuant to its terms, vests solely based upon continued service (including, without limitation, each time-based stock option and restricted stock unit award and each performance-based stock option and restricted stock unit award for which the performance criteria has been met as of the Termination Date), provided that any such award with a Vesting Base Date (as defined in the agreement evidencing the award) shall be deemed an Eligible Award only if the Termination Date occurs following the Vesting Base Date.

“Policy Committee” means a committee designated by the Compensation Committee that shall initially be comprised of Broadcom’s Vice President of Human Resources, Head of Internal Audit, Associate General Counsel, Employment and Deputy General Counsel, Corporate.

“Termination Date” means the date an Eligible Person experiences a Covered Termination.

Each individual’s employment or other service relationship with Broadcom is and shall continue to be “at-will,” as defined under applicable law.

The benefits provided under this Policy are intended to be additive to any benefits an Eligible Person becomes entitled to under any other policy, program, plan or agreement, notwithstanding any language therein to the contrary, unless the provision of benefits hereunder is deemed by the Compensation Committee or Policy Committee, as applicable, to be duplicative.

This Policy shall be administered by the Policy Committee in respect of Eligible Persons who are not (i) officers of the Company, as such term is defined Rule 16a-1, promulgated under the Securities Exchange Act of 1934, as amended (each such person, an “Officer”), and (ii) a member of the Executive Staff, from time to time, of the Chief Executive Officer of Broadcom (the “CEO”), as determined by the CEO (each such person, an “Executive Staff Member”). This Policy shall be administered solely by the Compensation Committee in respect of each Officer, director of the Company or employee designated as an Executive Staff Member. The Compensation Committee shall have the authority to remove and appoint members of the Policy Committee at any time, and may, from time to time, revest in itself the authority to administer this Policy. Any determination under this Policy by the Compensation Committee or, to the extent authorized hereunder, the Policy Committee shall be conclusive and binding on Broadcom and the applicable Eligible Person. The determination of the Compensation Committee or Policy Committee, as applicable need not be uniform with respect to one or more Eligible Persons.

The Policy will be governed by and construed in accordance with the laws of the State of California.

The Compensation Committee may amend, repeal or replace the Policy in whole or part at any time, provided, that to the extent any such amendment or replacement materially increases the benefit provided to the CEO hereunder, such amendment or replacement shall be approved by the Board.

Policy Effective: March 13, 2019

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